UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-53254

Date of Report: January 10, 2009

ECONOMETRICS, INC.
(Exact name of registrant as specified in its charter)
Delaware	26-2443288
(State or Other Jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

One Exchange Place, Suite 1000, Jersey City, NJ 07303
(Address of Principal Executive Offices)

201-882-3332

(Registrant’s telephone number including area code)

330 Clematis Street, Suite 217, West Palm Beach, FL 33401

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01

Change in Control of Registrant

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 10, 2009 Bangyi Xue purchased 4,000,020 shares of the Registrant’s common stock, representing 94% of the outstanding shares.  The purchase price was $350,000, which Mr. Xue paid in cash from his personal funds.  The shares were purchased from Corporate Services International, Inc., the CEO and majority shareholder of which is Michael Anthony.

Effective on the same date, pursuant to the Stock Purchase Agreement, Michael Anthony, the sole director of Econometrics, Inc., elected Bangyi Xue to serve as a member of the Econometrics Board of Directors, and then Mr. Anthony resigned from his positions as sole member of the Board and as sole officer of Econometrics.  The new Board (i.e. Mr. Xue) then elected Bangyi Xue to serve as Chief Executive Officer and Chief Financial Officer of Econometrics.

Information regarding the new officer and director follows:

Xue Bangyi.  Since 2006 Mr. Xue has been employed as Chairman of Shangdong Jinzanghuang (Tibet) Pharmaceuticals Co., Ltd., which is involved in the manufacture and distribution of pharmaceutical and nutraceutical products based on traditional Tibetan medical principles.  From 1996 until 2006 Mr. Xue was employed as General Manager of Qunming Railway Resources Co., which manufactured equipment in China.  Mr. Xue was awarded a degree in Economics and Management by the Wuhan College of Finance.  He is 52 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Econometrics, Inc.

Dated:  January 10, 2009

By:  /s/ Bangyi Xue

Bangyi Xue, Chief Executive Officer